EXHIBIT 10.1

500 Expressway Drive South
Brentwood, NY 11717
Phone: 631.231.4600
Fax: 631.404.3899
www.medical-action.com

July 1, 2013

Mr. Brian Baker
[___________]
[___________]

Dear Brian:

On behalf of Medical Action Industries Inc. (the “Company”), it is with great pleasure that we offer you the opportunity for continued growth and success.

As of July 1, 2013, you are promoted to the position of Vice President of Finance and appointed as a Named Executive Officer and as the Principal Accounting Officer of the Company.  You will receive a base salary of $7,692.30 payable on a bi-weekly basis (with applicable deductions for withholding taxes, FICA, etc.) in accordance with the Company’s normal payroll practices. In addition to your base compensation, we offer you the opportunity of earning an additional 35% in bonus potential by participating in our Fiscal Year 2014 Management Incentive Program.  In addition, the Board of Directors has approved entry by the Company into a Change in Control Agreement with you.

Once again, we are extremely pleased to offer you this compensation package. Congratulations on your promotion!

Sincerely,

/s/ Monika Goedel

Monika Goedel
Director of Corporate Administration

Accepted By:

/s/ Brian Baker	July 1, 2013
Brian Baker	Date

cc:  Paul Meringolo, Chief Executive Officer